Exhibit 99.1

Charles & Colvard Reports First Quarter 2014 Financial Results

Conference Call to Be Held Today at 4:30 PM EDT

MORRISVILLE, NC—April 30, 2014—Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole source of created moissanite and Forever Brilliant®, The World’s Most Brilliant Gem®, reports financial results for the first quarter ended March 31, 2014.

Highlights for the First Quarter 2014:

•	First quarter 2014 sales were $6.1 million compared with $6.5 million in the year-ago first quarter, a decrease of 7%.
•	U.S. sales were $5.7 million for the first quarter compared with $5.1 million in the year-ago first quarter, a 12% increase. This increase was primarily due to an increase in the Company’s direct-to-consumer business.
•	International sales were $0.4 million for the first quarter, compared with $1.4 million for the first quarter of 2013.
•	Loose jewel sales, including the Company’s whiter Forever Brilliant® moissanite, were $3.7 million for the quarter, compared with $4.3 million for the year-ago quarter, a decline of 15%. Finished jewelry sales were $2.4 million, compared with $2.2 million in the year-ago first quarter, an 11% increase.
•	The Company’s wholesale business, which accounted for 85% of sales, generated $5.2 million of sales, compared with $6.0 million in the year-ago first quarter. Its direct-to-consumer businesses, Moissanite.com and Lulu Avenue®, increased 89% for the quarter to $0.9 million of sales, compared with $0.5 million in the first quarter of 2013, and comprised 15% of sales.
•	Operating expenses were $3.6 million in the first quarter compared with $3.1 million in the year-ago first quarter, with increased expenditures on personnel to support the Company’s long-term growth.
•	First quarter 2014 had a net loss of $1.1 million or $0.05 per share, compared with net income of $0.3 million or $0.02 per diluted share in the first quarter of 2013.

“We do not believe the financial results for this quarter represent our long term growth opportunity,” said Randy N. McCullough, Chief Executive Officer, Charles & Colvard. “Looking forward, we are carefully planning for our future growth by continuing to make strategic investments in time, infrastructure, marketing, and customer support. Operationally and resource-wise we believe we are well-positioned with a strong foundation designed to support our growing business divisions, while reducing our inventory and increasing our cash position throughout 2014. Therefore, I am more enthusiastic than ever before about the future of Charles & Colvard.”

Mr. McCullough elaborated: “We made thoughtfully selected and important new sales hires that are charged exclusively with opening new accounts. We established and tested new customer support policies. We’ve added a new VP of Marketing to keep our brand messaging vibrant and focused and help position our gems with consumers. We are excited about new, unique product opportunities for our ethically created gems that are brighter than diamonds and stronger than sapphires. Our sights will be focused throughout this year on leveraging our investments made this quarter into new opportunities for top-line growth reflected in new sales from both existing and new customers in ecommerce and wholesale outlets.”

Financial Position

Cash and liquid investments totaled $2.5 million at March 31, 2014, down $0.1 million from approximately $2.6 million at December 31, 2013, and the Company had no debt outstanding as of March 31, 2014. Total inventory, including long-term and consigned inventory, was $43.7 million as of March 31, 2014, compared to $42.4 million at December 31, 2013.

Investor Conference Call

Shareholders and other interested parties may participate in the today’s investor conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 4:30 p.m. EDT on Wednesday, April 30, 2014. The call will also be broadcast live on the Internet at http://www.webcaster4.com/Webcast/Page/346/3108.

A replay of the conference call will be available one hour after the call until 9:00 a.m. EDT on Thursday, May 15, 2014 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10038563.

The conference call will also be archived for review on the Internet at http://www.webcaster4.com/Webcast/Page/346/3108 and on the Company’s website at www.charlesandcolvard.com until Thursday May 15, 2014.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., is the global sole source of moissanite, a unique, near-colorless created gem that is distinct from other gems and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; the impact of the execution of our business plans on our liquidity; our ability to fulfill orders on a timely basis; the financial condition of our major customers; dependence on Cree, Inc. as the sole current supplier of the raw material; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight, including regulations related to conflict minerals; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contacts:

Public Relations:

Dian Griesel Int’l.

Susan Forman, Laura Radocaj

(212) 825-3210

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

(Financial Highlights Follow)

Charles & Colvard, Ltd.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$6,067,553	$6,505,074
Costs and expenses:
Cost of goods sold	3,663,042	2,881,978
Sales and marketing	2,194,611	2,246,209
General and administrative	1,376,215	849,377
Research and development	1,987	5,983
Loss on abandonment of assets	2,201	-
Total costs and expenses	7,238,056	5,983,547
(Loss) income from operations	(1,170,503)	521,527

Other income (expense):
Interest income	29	7,502
Interest expense	(130)	(740)
Total other (expense) income	(101)	6,762
(Loss) income before income taxes	(1,170,604)	528,289
Income tax net benefit	(107,210)	(222,016)
Net (loss) income	$(1,063,394)	$306,273

Net (loss) income per common share:
Basic	$(0.05)	$0.02
Diluted	$(0.05)	$0.02

Weighted average number of shares used in computing net (loss) income per common share:
Basic	20,197,301	19,659,168
Diluted	20,197,301	20,054,422

Charles & Colvard, Ltd.

Consolidated Balance Sheets

(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,475,725	$2,573,405
Accounts receivable, net	8,803,360	10,244,732
Inventory, net	12,021,517	13,074,428
Prepaid expenses and other assets	972,746	951,635
Deferred income taxes	1,197,832	1,197,832
Total current assets	25,471,180	28,042,032
Long-term assets:
Inventory, net	31,713,824	29,337,674
Property and equipment, net	1,504,959	1,717,692
Intangible assets, net	294,594	325,867
Deferred income taxes	2,952,062	2,841,891
Other assets	58,696	58,696
Total long-term assets	36,524,135	34,281,820
TOTAL ASSETS	$61,995,315	$62,323,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,010,631	$3,670,551
Accrued cooperative advertising	294,356	188,000
Accrued expenses and other liabilities	551,135	642,186
Total current liabilities	4,856,122	4,500,737
Long-term liabilities:
Accrued income taxes	398,403	395,442
Total liabilities	5,254,525	4,896,179
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,949,001	53,949,001
Additional paid-in capital – stock-based compensation	10,317,491	9,940,980
Accumulated deficit	(7,525,702)	(6,462,308)
Total shareholders’ equity	56,740,790	57,427,673
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,995,315	$62,323,852

Charles & Colvard, Ltd.

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,063,394)	$306,273
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	277,798	192,387
Amortization of bond premium	-	1,349
Stock-based compensation	376,511	246,666
Provision for uncollectible accounts	-	(96,000)
Provision for sales returns	(810,600)	(108,000)
Provision for inventory reserves	24,000	(19,000)
Provision for deferred income taxes	(110,171)	210,578
Loss on abandonment of assets	2,201	-
Changes in assets and liabilities:
Accounts receivable	2,251,972	886,853
Interest receivable	-	(3,907)
Inventory	(1,347,239)	(852,629)
Prepaid expenses and other assets, net	(21,111)	(254,883)
Accounts payable	340,080	471,571
Accrued cooperative advertising	106,356	(6,000)
Accrued income taxes	2,961	4,388
Other accrued liabilities	(91,051)	(110,697)
Net cash (used in) provided by operating activities	(61,687)	868,949

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(28,325)	(87,997)
Patent, license rights, and trademark costs	(7,668)	(9,577)
Net cash used in investing activities	(35,993)	(97,574)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	-	9,000
Net cash provided by financing activities	-	9,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(97,680)	780,375
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,573,405	11,860,842
CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,475,725	$12,641,217

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$130	$740
Cash paid during the period for income taxes	$-	$7,050

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